EXHIBIT 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
     We consent to the incorporation by reference in the Registration Statements of Fentura Financial, Inc. on Form S-3D (File No.333-120182) and on Forms S-8 (File No. 333-118085), (File No. 333-137104) and (File No. 333-137103) of our report dated March 9, 2011, appearing in this 2010 Annual Report on Form 10-K of Fentura Financial, Inc.

/s/ CROWE HORWATH LLP

Grand Rapids, Michigan
March 9, 2011